Exhibit 10.2

Devon Energy Corporation

ID: 73-1567067

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102-5015

Notice of Grant of RESTRICTED STOCK Award
and Award Agreement

Participant Name	Grant Date: Grant Date
Grant Type: RSA
Award No.: Client Grant ID

Effective Grant Date, you have been granted a Restricted Stock Award of Number of Shares Granted shares of Devon Energy Corporation (the “Company”) Common Stock under the 2022 Devon Energy Corporation Long-Term Incentive Plan. Each share of Restricted Stock will be restricted until it vests and will vest over a period of time. 25% of the shares vest on each of the first four anniversary dates of the Grant Date, subject to the terms set forth herein.* The following chart depicts the vesting schedule:

Anniversary of Grant Date	% of Shares to Vest
1st Anniversary	25%
2nd Anniversary	25%
3rd Anniversary	25%
4th Anniversary	25%

*Vesting Schedule

By accepting this agreement online, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company's 2022 Long-Term Incentive Plan and the Award Agreement, both of which are attached and made a part of this document.

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DEVON ENERGY CORPORATION

2022 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Award Agreement”) is entered into as of Grant Date (the “Date of Grant”), by and between Devon Energy Corporation, a Delaware corporation (the “Company”), and Participant Name (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Devon Energy Corporation 2022 Long-Term Incentive Plan (the “Plan”);

WHEREAS, in connection with the Participant’s employment with the Company, the Company desires to award to the Participant Number of Shares Granted shares of the Company’s Common Stock under the Plan subject to the terms and conditions of this Award Agreement and the Plan; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:

1.
The Plan. The Plan, a copy of which is attached hereto, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Award Agreement shall govern the rights of the Participant and the Company with respect to the Award.
2.
Grant of Award. The Company hereby grants to the Participant an award (the “Award”) of Number of Shares Granted shares of the Company’s Common Stock (the “Restricted Stock”), on the terms and conditions set forth herein and in the Plan.
3.
Terms of Award.
(a)
Escrow of Shares. A certificate or book-entry registration representing the Restricted Stock shall be issued in the name of the Participant and shall be escrowed with the Secretary subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Award Agreement.
(b)
Vesting.
(i)
25% of the shares of the Restricted Stock are scheduled to vest on each of the first four anniversary dates of the Date of Grant (each, a “Vesting Date”). Except as provided in this Section 3, if the Participant’s Date of Termination has not occurred as of a Vesting Date, then the Participant shall be entitled, subject to the applicable provisions of the Plan and this Award Agreement having been satisfied, to receive, on or within a reasonable time after the applicable Vesting Date, the shares scheduled to vest as of the applicable Vesting Date. The portion of the Restricted Stock that has vested pursuant to the terms of this Award Agreement shall be deemed “Vested Stock.”
(ii)
The Participant shall forfeit the unvested portion of the Award (including the underlying Restricted Stock and Accrued Dividends) upon the occurrence of the Participant’s Date of Termination unless the Award becomes vested under the circumstances described in paragraphs (iii), (iv), or (v) below.
(iii)
If (A) the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to a severance payment from the Company, a Subsidiary, or an Affiliated Entity under (1) the Participant’s employment agreement or severance agreement with the Company due to a termination of the Participant’s employment by the Company without “cause” or by the Participant for “good reason” in accordance with the Participant’s employment agreement or severance agreement or (2) the Devon Energy Corporation Severance Plan

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and (B) the Participant timely signs and returns to the Company a release of claims against the Company in a form prepared by the Company (the “Release”), the Restricted Stock shall become fully vested upon the date the Release becomes effective and the Restricted Stock shall be released within a reasonable time after the applicable Vesting Date. If the Participant fails to timely sign and return the Release to the Company or revokes the Release prior to the date the Release becomes effective, the unvested shares of Restricted Stock (and Accrued Dividends) subject to this Award Agreement shall be forfeited.
(iv)
The Restricted Stock shall become fully vested upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s death. The Committee may in its sole and absolute discretion, elect to vest all or a portion of the unvested Restricted Stock upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of disability or upon other special circumstances (as determined by the Committee and permitted pursuant to the Plan).
(v)
If the Participant is Post-Retirement Vesting Eligible, the Participant shall, subject to the satisfaction of the conditions in Section 15, be eligible to vest in accordance with the Vesting Schedule above in Section 3(b), in the installments of Restricted Stock that remain unvested on the Date of Termination as follows:

Age at Retirement	Percentage of each Unvested Installment of Restricted Stock Eligible to be Earned by the Participant
54 and earlier	0%
55	60%
56	65%
57	70%
58	75%
59	80%
60 and beyond	100%

If (i) the Participant is Post-Retirement Vesting Eligible, (ii) the death of the Participant occurs following the Date of Termination, and (iii) no Non-Compliance Event has occurred prior to the date of the Participant’s death, then any installments of Restricted Stock that remain unvested on the date of the Participant’s death but in which the Participant was eligible to vest pursuant to this Section 3(b)(v) shall become fully vested upon the Participant’s death.

(vi) If (1) the Award is eligible for vesting under the circumstances described in paragraphs (iii) (other than in connection with a Change in Control Event) or (v) above, and (2) the Participant’s Date of Termination occurs before the one-year anniversary of the Date of Grant, then, notwithstanding such provisions in paragraphs (iii) and (v) above, the number of shares of Restricted Stock that would have otherwise vested pursuant to such provisions will be pro-rated based on the number of days from the Date of Grant to the Date of Termination out of 365.

(c)
Voting Rights and Dividends. The Participant shall have all of the voting rights attributable to the shares of Restricted Stock. Any dividends declared and paid by the Company with respect to shares of Restricted Stock (the “Accrued Dividends”) shall not be paid to the Participant until such Restricted Stock becomes Vested Stock. Accrued Dividends shall be held by the Company as a general obligation of the Company and paid to the Participant reasonably promptly following the time the underlying Restricted Stock becomes Vested Stock (but in no event later than March 15 of the calendar year following the year in which such vesting occurs). Accordingly, Accrued Dividends shall be forfeited to the extent that the related Restricted Stock does not vest and is forfeited or cancelled. No interest shall be credited on Accrued Dividends.
(d)
Vested Stock - Removal of Restrictions. Upon Restricted Stock becoming Vested Stock, all restrictions shall be removed from the certificates or book-entry registrations and the Participant shall be provided a confirmation of the release of such Vested Stock, representing such Vested Stock as free and clear of all restrictions, except for any applicable securities laws restrictions. Reasonably promptly thereafter (but in no event later than

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March 15 of the calendar year following the year in which such vesting occurs), the Participant shall receive a payment in the amount of all Accrued Dividends attributed to such Vested Stock without interest thereon.
4.
Legend. The shares of Restricted Stock covered by the Award shall be subject to the restrictions described in the following legend, which shall appear on any individual certificate or book entry registration representing the Award; provided, however, that in the case of book entry registration, a notation or other precautionary device may be used to denote such restrictions:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE OR BOOK-ENTRY REGISTRATION ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN AWARD AGREEMENT DATED Grant Date UNDER THE DEVON ENERGY CORPORATION 2022 LONG-TERM INCENTIVE PLAN. ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE OR BOOK-ENTRY REGISTRATION IN VIOLATION OF SUCH AWARD AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AWARD AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF DEVON ENERGY CORPORATION.”

5.
Delivery of Forfeited Shares. The Participant authorizes the Secretary to deliver to the Company any and all shares of Restricted Stock that are forfeited under the provisions of this Award Agreement.
6.
Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or Affiliated Entities, or interfere in any way with the right to terminate the Participant’s employment at any time.
7.
Non-transferability of Award. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber or charge any Restricted Stock or any interest therein in any manner whatsoever.
8.
Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered electronically, personally or mailed (U.S. mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.
9.
Binding Effect; No Third-party Beneficiaries; Governing Law and Venue; Compliance with Law. This Award Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns except as may be limited by the Plan, and (ii) governed by and construed under the laws of the State of Delaware. This Award Agreement shall not confer any rights or remedies upon any person other than the Company and the Participant and each of their respective heirs, representatives, successors and permitted assigns. The issuance of shares of Common Stock, if any, to the Participant pursuant to this Award Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof. Any action arising out of, or relating to, any of the provisions of this Award Agreement shall be brought only in the United States District Court for the Southern District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.
10.
Company Policies. The Participant agrees that the Award, and the right to receive and/or retain any Vested Stock or cash payments covered by this Award, will be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented from time to time by the Company’s Board of Directors, a duly authorized committee thereof or the Company, or as required by applicable law or any applicable securities exchange listings standards. By accepting this Award under the Plan, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such policy, law or standard. Such cooperation and assistance shall include, but is not limited to, executing, completing

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and submitting any documentation necessary to recover or recoup any Award or amounts paid pursuant to this Award.
11.
Withholding. The Company and the Participant shall comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment or other taxes relating to the Award (including Accrued Dividends). The Company shall withhold the employer’s minimum statutory withholding based upon minimum statutory withholding rates for federal and state purposes, or as otherwise approved by the Committee, including payroll taxes that are applicable to such supplemental taxable income. Any payment of required withholding taxes by the Participant in the form of Common Stock shall not be permitted if it would result in an accounting charge to the Company with respect to such shares used to pay such taxes unless otherwise approved by the Committee.
12.
Award Subject to Claims of Creditors. The Participant shall not have any interest in any particular assets of the Company, its parent, if applicable, or any Subsidiary or Affiliated Entity by reason of the right to earn an Award (including Accrued Dividends) under the Plan and this Award Agreement, and the Participant or any other person shall have only the rights of a general unsecured creditor of the Company, its parent, if applicable, or a Subsidiary or Affiliated Entity with respect to any rights under the Plan or this Award Agreement.
13.
Captions. The captions of specific provisions of this Award Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Award Agreement or the intent of any provision hereof.
14.
Counterparts. This Award Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form one agreement.
15.
Conditions to Post-Retirement Vesting.
(a)
Notice of and Conditions to Post-Retirement Vesting. If the Participant is Post-Retirement Vesting Eligible, the Company shall, within a reasonable period of time prior to the Participant’s Date of Termination, notify the Participant that the Participant has the right, pursuant to this Section 15(a), to continue to vest following the Date of Termination in any unvested installments of Restricted Stock (each such unvested installment, an “Installment”). The Participant shall have the right to vest in such Installments of Restricted Stock, provided that the Participant executes and delivers to the Company, with respect to each such Installment, the following documentation: (i) a non-disclosure letter agreement, in the form attached as Exhibit A (a “Non‑Disclosure Agreement”) and (ii) a compliance certificate, in the form attached as Exhibit B (a “Compliance Certificate”) indicating the Participant’s full compliance with the Non-Disclosure Agreement. For each such Installment, (x) a Non-Disclosure Agreement shall be provided to the Company no later than March 31 of the year that immediately precedes the scheduled Vesting Date of such Installment or, with respect to the first Installment that is scheduled to occur following the Date of Termination, on or before the Date of Termination, and (y) a Compliance Certificate shall be provided to the Company no later than January 1 of the year in which the Vesting Date of such Installment is scheduled to occur. By way of illustration, if the Vesting Date of an Installment is scheduled to occur on February 1, a Non-Disclosure Agreement for such Installment would need to be provided to the Company by no later than March 31 of the preceding year; provided, however, that if such Installment is the first Installment scheduled to occur following the Date of Termination, a Non-Disclosure Agreement for such Installment would need to be provided on or before the Date of Termination. Further, under the foregoing illustration, a Compliance Certificate would be delivered by no later than January 1 of the year in which the Vesting Date of such Installment is scheduled to occur. Notwithstanding the foregoing and for the avoidance of doubt, at the Company’s election, the Participant may deliver a single Non-Disclosure Agreement and Compliance Certificate, as applicable, for each year to satisfy the Participant’s obligations under this Section and similar provisions in the Participant’s other equity award agreements with the Company.
(b)
Consequences of Failure to Satisfy Vesting Conditions. In the event that, with respect to any given Installment, the Participant fails to deliver either the respective Non-Disclosure Agreement or Compliance Certificate

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for such Installment on or before the date required for the delivery of such document (such failure, a “Non-Compliance Event”), the Participant shall not be entitled to vest in any unvested Installments that would vest from and after the date of the Non‑Compliance Event and the Company shall be authorized to take any and all such actions as are necessary to cause such unvested Restricted Stock to not vest and to terminate. The only remedy of the Company for failure to deliver a Non‑Disclosure Agreement or a Compliance Certificate shall be the failure to vest in, and cancellation of, any unvested Installments then held by the Participant.
16.
Amendment. Except as permitted by the Plan, this Award Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the Company and the Participant.
17.
Entire Agreement. Except as otherwise provided herein, the Plan and this Award Agreement constitute the entire agreement between the Participant and the Company and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter of this Award Agreement.
18.
Section 83(b) Election. The Participant hereby acknowledges that the Participant has been informed that, with respect to the shares of Restricted Stock, the Participant may file an election with the Internal Revenue Service, within 30 days following the Date of Grant, electing pursuant to Section 83(b) of the Code (“Section 83(b)”) to be taxed currently on Fair Market Value (as defined in the Plan) of the shares of Restricted Stock on the Date of Grant, in which case any future appreciation in the shares of Common Stock covered by the Award will be taxed as capital gains. Absent such an election, ordinary income will be measured and recognized by the Participant at the time or times which the Restricted Stock vests. The Participant is strongly encouraged to seek the advice of the Participant’s tax consultants in connection with the advisability of the filing of the election under Section 83(b). A form of election under Section 83(b) may be obtained from the administrator of the Plan. The Participant acknowledges that it is not the Company’s, but rather the Participant’s sole responsibility to file the election under Section 83(b).
19.
Application of Section 409A of the Code. The Award covered by this Award Agreement is intended to be exempt from, or otherwise comply with the provisions of, Section 409A of the Code, and the regulations and other guidance promulgated thereunder (“409A”). Notwithstanding the foregoing or any other provision of this Award Agreement or the Plan to the contrary, if the Award is subject to the provisions of 409A (and not exempt therefrom), the provisions of this Award Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder constitute non-conforming “deferred compensation” subject to taxation under 409A, the Participant agrees that the Company may, without the Participant’s consent, modify the Award Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” without the meaning of 409A or to provide such payment or benefits in a manner that complies with the provisions of 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of the Participant’s separation from service (within the meaning of 409A), (A) the Participant is a specified employee (within the meaning of 409A and using the identification methodology selected by the Company from time to time) and (B) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of 409A) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in 409A in order to avoid taxes or penalties under 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date, but shall instead settle it, without interest, within 30 days after such six-month period. Each payment under the Award shall be treated as a right to a separate payment. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with 409A, and the Participant recognizes and acknowledges that 409A could potentially impose upon the Participant certain taxes and/or interest charges for which the Participant is and shall remain solely responsible.

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20.
Definitions. Words, terms or phrases used in this Award Agreement shall have the meaning set forth in this Section 20. Capitalized terms used in this Award Agreement but not defined herein shall have the meaning designated in the Plan.
(a)
“Accrued Dividends” has the meaning set forth in Section 3(c).
(b)
“Award” has the meaning set forth in Section 2.
(c)
“Award Agreement” has the meaning set forth in the preamble.
(d)
“Company” has the meaning set forth in the preamble.
(e)
“Compliance Certificate” has the meaning set forth in Section 15(a).
(f)
“Date of Grant” has the meaning set forth in the preamble.
(g)
“Date of Termination” means the first day occurring on or after the Date of Grant on which the Participant is not employed by the Company, a Subsidiary, or an Affiliated Entity, regardless of the reason for the termination of employment; provided, however, that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company, a Subsidiary, and an Affiliated Entity or between two Subsidiaries or two Affiliated Entities. The Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company, a Subsidiary, or an Affiliated Entity approved by the Participant’s employer pursuant to Company policies. If, as a result of a sale or other transaction, the Participant’s employer ceases to be either a Subsidiary or an Affiliated Entity, and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary or Affiliated Entity, then the date of occurrence of such transaction shall be treated as the Participant’s Date of Termination.
(h)
“Early Retirement Date” means, with respect to the Participant, the first day of a month that occurs on or after the date the Participant (i) attains age 55 and (ii) earns at least 10 Years of Service.
(i)
“Installment” has the meaning set forth in Section 15(a).
(j)
“Non-Compliance Event” has the meaning set forth in Section 15(b).
(k)
“Non-Disclosure Agreement” has the meaning set forth in Section 15(a).
(l)
“Normal Retirement Date” means, with respect to the Participant, the first day of a month that occurs on or after the date the Participant attains age 65.
(m)
“Participant” has the meaning set forth in the preamble.
(n)
“Plan” has the meaning set forth in the recitals.
(o)
“Post-Retirement Vesting Eligible” means the Participant’s Date of Termination occurs (i) by reason of the Participant’s retirement and (ii) on or after the earlier of the Participant’s Early Retirement Date or the Participant’s Normal Retirement Date, provided that, in connection with the Participant’s termination of employment, the Committee has not otherwise affirmatively determined that the Participant shall not be Post-Retirement Vesting Eligible.
(p)
“Restricted Stock” has the meaning set forth in Section 2.
(q)
“Vested Stock” has the meaning set forth in Section 3(b).

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(r)
“Vesting Date” has the meaning set forth in Section 3(b).
(s)
“Year of Service” means a calendar year in which the Participant is employed with the Company, a Subsidiary or Affiliated Entity for at least nine months during such calendar year.

“COMPANY” DEVON ENERGY CORPORATION

a Delaware corporation

“PARTICIPANT” Participant Name

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EXHIBIT A

Form of Non-Disclosure Agreement

[Insert Date]

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, OK 73102-5015

Re: Non-Disclosure Agreement

Ladies and Gentlemen:

This letter agreement is entered between Devon Energy Corporation (together with its subsidiaries and affiliates, the “Company”) and the undersigned (the “Participant”) in connection with that certain Restricted Stock Award Agreement (the “Agreement”) dated _______________, 20___ between the Company and the Participant. All capitalized terms used in this letter agreement shall have the same meaning ascribed to them in the Agreement unless specifically denoted otherwise.

The Participant acknowledges that, during the course of and in connection with the employment relationship between the Participant and the Company, the Company provided and the Participant accepted access to the Company’s trade secrets and confidential and proprietary information, which included, without limitation, information pertaining to the Company’s finances, oil and gas properties and prospects, compensation structures, business and litigation strategies and future business plans and other information or material that is of special and unique value to the Company and that the Company maintains as confidential and does not disclose to the general public, whether through its annual report and/or filings with the Securities and Exchange Commission or otherwise (the “Confidential Information”).

The Participant acknowledges that his position with the Company was one of trust and confidence because of the access to the Confidential Information, requiring the Participant’s best efforts and utmost diligence to protect and maintain the confidentiality of the Confidential Information. Unless required by the Company or with the Company’s express written consent, the Participant will not, during the term of this letter agreement, directly or indirectly, disclose to others or use for his own benefit or the benefit of another any of the Confidential Information, whether or not the Confidential Information is acquired, learned, attained or developed by the Participant alone or in conjunction with others.

The Participant agrees that, due to his access to the Confidential Information, the Participant would inevitably use and/or disclose that Confidential Information in breach of his confidentiality and non-disclosure obligations if the Participant worked in certain capacities or engaged in certain activities for a period of time following his employment with the Company, specifically in a position that involves (i) responsibility and decision-making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in the Participant’s individual area of assignment with the Company, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”). Therefore, except with the prior written consent of the Company, during the term of this letter agreement, the Participant agrees not to be employed by, consult for or otherwise act on behalf of any person or entity in any capacity in which he would be involved, directly or indirectly, in a Restricted Occupation. The Participant acknowledges that this commitment is intended to protect the

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Confidential Information and is not intended to be applied or interpreted as a covenant against competition.

The Participant further agrees that during the term of this letter agreement, the Participant will not, directly or indirectly on behalf of a person or entity or otherwise, (i) solicit any of the established customers of the Company or attempt to induce any of the established customers of the Company to cease doing business with the Company, or (ii) solicit any of the employees of the Company to cease employment with the Company.

Notwithstanding the foregoing, nothing in this letter agreement is intended to conflict with the Defend Trade Secrets Act or create liability for disclosures of trade secrets that are expressly allowed by that statute. In particular, under the Defend Trade Secrets Act, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that is made (i) in confidence to a government official or to the Participant’s attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document that is filed under seal in a proceeding. In addition, if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant files any document containing the trade secret under seal and does not otherwise disclose the trade secret, except pursuant to court order. Further, nothing in this letter agreement or any other agreement or arrangement with the Company shall prohibit or restrict the Participant from making any voluntary disclosure of information or documents pertaining to violations of law to any governmental agency or legislative body, any self-regulatory organization, or the Legal Department of the Company without prior notice to the Company.

This letter agreement shall become effective upon execution by the Participant and the Company and shall terminate on March 31, 20___. [Note: Insert the year of the next scheduled Vesting Date of an Installment. For example, if the letter agreement is executed on March 31, 2018, the termination date inserted in the preceding sentence would be March 31, 2019.]

If you agree to the above terms and conditions, please execute a copy of this letter agreement below and return a copy to me.

“Participant”

Participant

The undersigned hereby accepts and agrees to the terms set forth above as of this ____ day of ____________, ____.

“Company”

Devon Energy Corporation

By:

Name:

Title:

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EXHIBIT B

Form of Compliance Certificate

I hereby certify that I am in full compliance with the covenants contained in that certain letter agreement (the “Agreement”) dated as of ____________, ____ between Devon Energy Corporation and me and have been in full compliance with such covenants at all times during the period ending January 1, 20___.

Participant Name

Dated:

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